EXHIBIT 99.1

SMTC Appoints Frederick Wasserman to the Board of Directors

TORONTO, Aug. 7, 2013 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, today announced the appointment of Frederick Wasserman to the Board of Directors.

Mr. Wasserman is an accomplished Director who has leveraged 35 years of business experience helping to create significant shareholder value with a number of companies. Mr. Wasserman has been the President, Chief Operating Officer ("COO") and Chief Financial Officer ("CFO") for a number of companies, including Mitchell & Ness Nostalgia Company where he was CFO and COO. He also served as President and CFO of Goebel of North America. Mr. Wasserman is currently the President of FGW Partners LLC as well as the Chief Compliance Officer of Wynnefield Capital Inc., a shareholder of SMTC. He currently serves on the board of directors for a number of publicly traded companies including Breeze Eastern Corporation and MAM Software Group, Inc.

"We are pleased to welcome Rick to our board and know he will be a valuable member. With his appointment, we are now in compliance with the Nasdaq rules," stated Executive Chairman Clarke Bailey.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with more than 2,220 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC was recognized in 2012 by Frost & Sullivan with the Global EMS Award for Product Quality Leadership and 2013 with the North American Growth Leadership Award in the EMS industry, as one of the fastest growth companies in 2012.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com.

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

CONTACT: Investor Relations Information:

         Larry Silber
         Interim President and Chief Executive Officer
         Telephone: (905) 479 1810
         Email: larry.silber@smtc.com

         Public Relations Information:

         Tom Reilly
         Director of Marketing
         Telephone: (905) 413 1188
         Email: publicrelations@smtc.com